Exhibit 99.2

ION MEDIA NETWORKS, INC.

Consolidated Financial Statements as of December 31, 2019 and 2018

ION MEDIA NETWORKS, INC.
TABLE OF CONTENTS
Page
Independent Auditors' Report	1

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Changes in Stockholders' Deficit	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6

Independent Auditors’ Report

The Board of Directors
ION Media Networks, Inc.:
We have audited the accompanying consolidated financial statements of ION Media Networks, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ION Media Networks, Inc. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
New York, NY
March 25, 2020

ION MEDIA NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$163,706	$186,089
Accounts receivable, net of allowance for doubtful accounts of $2,093 and $2,206, respectively	136,692	145,401
Program rights	109,338	104,203
Prepaid expenses and other current assets	5,539	3,827
Total current assets	415,275	439,520

Property and equipment, net	70,435	66,805
Intangible assets, net	237,041	242,191
Program rights, less current portion	73,717	85,923
Other assets	4,608	3,831
Total assets	$801,076	$838,270

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued liabilities	$33,582	$40,321
Obligations for program rights	89,373	77,700
Long-term debt	13,656	—
Total current liabilities	136,611	118,021

Long-term debt, less current portion and deferred financing costs	1,330,138	994,659
Obligations for program rights, less current portion	165,776	171,006
Deferred income taxes	59,968	63,268
Stock appreciation rights	61,321	57,756
Other long-term liabilities	31,447	30,129
Total liabilities	1,785,261	1,434,839

Commitments and contingencies (see Note 12)

Stockholders' deficit:
Common stock $.001 par value; 2,080,000 shares authorized, 1,663,050 shares issued and outstanding	2	2
Accumulated deficit	(984,187)	(596,571)
Total stockholders' deficit	(984,185)	(596,569)
Total liabilities and stockholders' deficit	$801,076	$838,270

See accompanying notes to consolidated financial statements.

ION MEDIA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Years Ended December 31,
	2019	2018

Revenue (net of agency commissions)	$586,901	$565,477

Expenses:
Content and distribution operations	73,145	68,436
Program rights amortization	108,751	103,450
Selling, general and administrative (including stock-based compensation, see Notes 10 and 11)	80,738	76,156
Depreciation and amortization	18,552	18,128
Total operating expenses	281,186	266,170
Spectrum auction and repack activities, net	3,026	79,044
(Loss) gain on disposal of assets and other, net	(279)	858
Operating income	308,462	379,209

Other (expense) income:
Interest expense	(65,793)	(56,719)
Interest income	337	700
Income before income taxes	243,006	323,190
Income tax provision	(52,625)	(72,690)
Net income	$190,381	$250,500

See accompanying notes to consolidated financial statements.

ION MEDIA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
(In thousands)

	Common Stock	Accumulated Deficit	Total Deficit
Balance at January 1, 2018	$2	$(644,622)	$(644,620)
Cash dividends	—	(175,086)	(175,086)
Purchase and retirement of common stock	—	(27,363)	(27,363)
Net income	—	250,500	250,500
Balance at December 31, 2018	2	(596,571)	(596,569)
Cash dividends	—	(577,997)	(577,997)
Net income	—	190,381	190,381
Balance at December 31, 2019	$2	$(984,187)	$(984,185)

See accompanying notes to consolidated financial statements.

ION MEDIA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$190,381	$250,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,552	18,128
Stock-based compensation	10,732	5,513
Program rights amortization	108,751	103,450
Program rights payments	(95,237)	(106,629)
Amortization of loan discount and issuance costs	5,163	6,003
Provision for doubtful accounts	(113)	344
Deferred income tax (benefit) expense	(3,301)	18,330
Gain on spectrum auction, net	—	(76,615)
Loss (gain) on disposal of assets and other, net	279	(858)
Decrease (increase) in operating assets:
Accounts receivable	8,822	(24,732)
Prepaid expenses and other current assets	(965)	4,093
Other assets	2	(10)
(Decrease) increase in operating liabilities:
Accounts payable and accrued liabilities	(3,297)	3,592
Other long-term liabilities	(9,188)	(881)
Net cash provided by operating activities	230,581	200,228
Cash flows from investing activities:
Purchases of intangible assets	—	(12,451)
Purchases of property and equipment	(54,785)	(40,221)
Proceeds from sale of broadcast and other assets	387	31
Reimbursements from the FCC for repack equipment	35,459	22,168
Net cash used in investing activities	(18,939)	(30,473)
Cash flows from financing activities:
Borrowings of long-term debt, net of discount	353,172	—
Repayments of long-term debt	(3,414)	(71,129)
Payments for debt issuance and other costs	(5,786)	—
Payment of dividends	(577,997)	(175,086)
Purchase of common stock	—	(27,363)
Net cash used in financing activities	(234,025)	(273,578)

Net decrease in cash and cash equivalents	(22,383)	(103,823)
Cash and cash equivalents, beginning of year	186,089	289,912
Cash and cash equivalents, end of year	$163,706	$186,089

Supplemental cash flow information:
Cash paid for interest	$60,589	$52,825
Cash paid for income taxes, net of refunds	$58,471	$46,905

See accompanying notes to consolidated financial statements.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

ION Media Networks, Inc. (the “Company” or “ION”) is a Delaware corporation organized in 1993. A majority of the Company’s outstanding common stock is privately held by Media Holdco, LP, and the Company has a limited number of other stockholders. The Company’s business is delivering television entertainment programming to approximately 100 million households across the United States through broadcast and multichannel video distribution. The Company’s ION Television flagship network exhibits popular television series, movies and other general entertainment programming nationwide through 70 owned-and-operated television stations in the largest U.S. metropolitan areas, as well as through multichannel video providers and broadcast affiliates in markets where it does not itself own a television station. ION’s revenue consists primarily of selling advertising during its entertainment content hours as well as revenue from paid commercial programs during noncontent programming hours. In addition, its business model includes revenue from digital multicast networks, as well as other revenue from its nationwide broadcast spectrum holdings.

Basis of Presentation: The accompanying consolidated financial statements, in the opinion of the Company, contain all adjustments necessary for a fair presentation of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company has evaluated subsequent events for recognition or disclosure through March 25, 2020, the date these consolidated financial statements were available to be issued.

Summary of Significant Accounting Policies

Cash and Cash Equivalents: Cash and cash equivalents include highly liquid investments with maturities of three months or less at acquisition and are stated at cost. At December 31, 2019 and 2018, cash and cash equivalents is comprised of cash on hand, money market accounts and money market funds.

Accounts Receivable: The Company carries accounts receivable at the amount it believes to be collectible. Accordingly, the Company provides allowances for accounts receivable it believes to be uncollectible based on management’s best estimates. In determining the allowance for doubtful accounts, the Company analyzes its historical bad debt experience, the creditworthiness of its customers, and the aging of its accounts receivable. The amounts of accounts receivable that ultimately become uncollectible could vary significantly from the Company’s estimates.

Program Rights: The Company licenses domestic distribution rights to entertainment content pursuant to multiyear contractual agreements. These program rights are carried at the lower of unamortized cost or estimated net realizable value and are amortized using the greater of the straight-line per run or straight-line over the period the program airs. Program rights and related liabilities are recorded at the contractual amounts when the license period has begun, the cost of each program is known or reasonably determinable, the program material has been accepted in accordance with the conditions of the license agreement and the programming is available to air. The estimated costs of programming that will be amortized during the next year are included in current assets. Program rights obligations that become due within the next year are included in current liabilities.

The Company periodically evaluates the net realizable value of programming rights based on anticipated future usage of the programming and expected advertising revenue and, if estimated future revenue is insufficient, the Company records a loss related to programming rights. There were no such charges during the years ended December 31, 2019 and 2018.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property and Equipment: Purchases of property and equipment, including additions, improvements and expenditures that significantly add to productivity or extend the economic lives of assets are capitalized at cost. The cost of assets sold or retired and related accumulated depreciation are removed from the accounts at the time of disposition, and resulting gain or loss is recognized in the consolidated statement of operations. Property and equipment are being depreciated using the straight-line method over their estimated useful lives as follows:

Building and leasehold improvements	7 - 40 years
Broadcast towers and equipment	4 - 30 years
Office furniture and equipment	5 - 10 years
Vehicles and other	5 years

In accordance with the Accounting for Asset Retirement Obligations Topic of the Accounting Standards Codification (“ASC”), the Company increases the carrying amount of property and equipment when an asset retirement obligation is recorded (see Note 12) and adjusts the carrying amount of property and equipment for changes in the estimated asset retirement obligation. Reductions in asset retirement obligations in excess of assets recorded are recognized in the consolidated statement of operations. Asset retirement costs are depreciated using the straight-line method over the related lease term.

Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset. Maintenance, repairs, and minor replacements are charged to expense as incurred.

Indefinite-Lived Intangible Assets: The Company identified Federal Communication Commission (“FCC”) licenses and trademarks as indefinite-lived intangible assets after considering the expected use of the assets, the regulatory and economic environment within which they are used and the effects of obsolescence on their use.

At least annually, the Company tests indefinite-lived intangible assets for impairment in accordance with ASC Topic 350, Intangibles – Goodwill and Other, which allows the Company to first perform a qualitative assessment to determine whether it is more likely than not that an asset is impaired. If the qualitative assessment supports that it is more likely than not that the fair value of the asset exceeds its carrying value, a quantitative impairment test is not required. If the qualitative assessment does not support the fair value of the asset, then a quantitative assessment is performed. The Company’s annual impairment assessment of indefinite-lived intangible assets is performed as of year-end. An assessment is performed at other times if an event occurs or circumstances change that would more likely than not reduce the fair value of the asset below its carrying value. If the carrying value of the intangible assets exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

The Company completed an assessment of the FCC licenses and trademarks as of December 31, 2019. The impairment assessment of the fair value of the indefinite-lived intangible assets indicated that such assets exceeded their carrying value and therefore was not at risk of impairment. No impairments were recorded for intangible assets with indefinite lives during the years ended December 31, 2019 and 2018.

Long-Lived Assets: At least annually, the Company reviews long-lived assets (e.g., property and equipment, Multiple System Operator relationships and advertiser relationships) for potential impairment in accordance with ASC Topic 360, Property, Plant, and Equipment. The Company reviews indicators of impairment to determine whether an impairment event has occurred. If an event has occurred, the Company will calculate the fair value of the long-lived asset and perform a quantitative impairment analysis as defined in ASC Topic 360. There were no impairment charges during the years ended December 31, 2019 and 2018.

Stock-Based Compensation: During 2011, the Company awarded stock appreciation rights (“SARs”) to certain of its employees that are automatically exercised at a fixed future date subject to continued service by the recipient. Since the Company is generally required to settle the SARs in cash, they are accounted for as liability instruments.

During 2010, the Company awarded SARs to its chief executive officer and two directors, and during 2013 and 2017, the Company awarded SARs to its chief executive officer. These SARs can be settled in common stock, cash or a combination

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

thereof. The 2017 SARs include a cash repurchase feature exercisable at the Company's discretion. The 2010 and 2013 SARs are accounted for as equity instruments and the 2017 SARs as a liability due to the cash repurchase feature. SARs forfeitures are accounted for as they occur.

Revenue Recognition: On January 1, 2019, the Company adopted ASC Topic 606 - Revenue from Contracts with Customers, as amended. The Company adopted this ASC using the modified retrospective method and as a result, comparative information has not been adjusted and continues to be presented as prescribed by the accounting standards in effect during the periods presented. This transition method was applied to all open contracts with customers at the time of adoption. The adoption of this ASC did not have a material impact on our consolidated financial statements.

Under the new guidance, revenue is recognized when the Company has completed a specified service and effectively transferred the control of that service to a customer in return for an amount of consideration the Company expects to be entitled to receive. The amount of revenue recognized is determined by the amount of consideration agreed upon with our customers. Amounts received from customers in advance of providing services to our customers are recorded as deferred revenue.

Advertising revenue is recognized, net of agency commissions, as short-form commercial spots or long-form commercial programs are aired and performance obligations are satisfied and, where applicable, as ratings guarantees to advertisers are achieved. Customers are billed monthly and the timing between airing of spots and programs and when payment is due is not significant.

Revenue has been recorded net of the change in the liability for shortfalls in ratings guarantees. The liability for shortfalls in ratings guarantees decreased by $1.9 million and increased by $2.9 million for the years ended December 31, 2019 and 2018, respectively. Accounts payable and accrued liabilities included $2.3 million and $4.2 million in deferred revenue in connection with ratings guarantee shortfalls at December 31, 2019 and 2018, respectively.

Advertising Costs: Advertising costs are expensed as incurred. During the years ended December 31, 2019 and 2018, advertising expenses were $7.5 million and $8.1 million, respectively, which are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Research and Development: The Company accounts for research and development costs in accordance with the Research and Development Topic of the ASC. Research and development costs are expensed as incurred. There were no research and development costs for the years ended December 31, 2019 and 2018.

Concentrations of Credit Risk: The Company’s cash balances maintained with financial institutions may from time to time exceed federally insured limits. At December 31, 2019, the Company held cash balances with financial institutions in excess of federally insured limits; however, the Company believes that these deposits are held in financial institutions with reputable credit and do not subject the Company to any unusual credit risk.

At December 31, 2019 and 2018, the Company had no customers that comprised more than 10% of the total accounts receivable balance. For years ended December 31, 2019 and 2018, no individual customer accounted for more than 10% of net revenue.
Income Taxes: Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences of temporary differences between the financial statement and income tax bases. A valuation allowance is required, based on currently available information, when it is more likely than not that any or all of a deferred tax asset will not be realized. The Company’s income tax provision consists of taxes currently payable and the change during the reporting period in deferred tax assets and liabilities.

The Company has accounted for income tax contingencies in accordance with the guidance in ASC Subtopic 740-10, Income Taxes-Overall, for uncertain tax positions. Accruals are established when it is determined that if a tax return position were to be challenged, it is more likely than not that the Company would not succeed in completely defending that challenge. These accruals are adjusted in light of changing facts and circumstances. The annual tax rate includes the effect of accrual provisions and changes to accruals. While it is often difficult to predict the final outcome or the timing of resolution of any particular matter, the Company believes that its accruals reflect the probable outcome of known tax contingencies.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Use of Estimates: The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company believes the most significant estimates involved in preparing the Company’s financial statements include estimates related to accounting for income taxes, stock-based compensation, the allowance for doubtful accounts, recoverability of program rights, the potential impairment of indefinite-lived FCC licenses and other intangible assets and liabilities for asset retirement obligations. The Company bases its estimates on fair values, historical experience, and various other assumptions it believes to be reasonable. Actual results could differ from those estimates.

Measurement of Fair Value: The Company estimates the fair value of its financial assets and liabilities using the fair value measurements guidance hierarchy based on three levels of inputs. Of these three levels, the first two are considered observable and the last unobservable as follows:

•Level 1 – Quoted prices in active markets for identical assets or liabilities

•Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

•Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The Company measures fair value as an exit price using the procedures described below for all financial assets and liabilities measured at fair value. If quoted market prices are not available, fair value is based on an external valuation and internally developed models that use, where possible, current market-based or independently sourced market parameters, such as interest rates. Items valued using internally developed models are classified according to the lowest-level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be inputs that are readily observable. If quoted market prices are not available, the valuation model used generally depends on the specific asset or liability being valued. The determination of fair value considers various factors, including interest rate yield curves and time value underlying the financial instruments.

In accordance with ASC Topic 820, Fair Value Measurement, the Company believes the fair values at December 31, 2019 and 2018 of its cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to the short-term nature of these instruments.

The Company utilized an internal valuation model to value its asset retirement obligations (included in other long-term liabilities in the accompanying consolidated balance sheets) and an independent external valuation to determine the fair values of its SARs at December 31, 2019 and 2018. The following table represents the Company’s fair value hierarchy for its financial liabilities measured at fair value on a recurring basis at December 31, 2019 and 2018 (in thousands):

	Balance at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs ( Level 3)
Liabilities:
Asset retirement obligations	$11,444	$—	$—	$11,444
SARs	61,321	—	—	61,321

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Balance at December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs ( Level 3)
Liabilities:
Asset retirement obligations	$10,375	$—	$—	$10,375
SARs	57,756	—	—	57,756

The following table represents a reconciliation of the fair values of the Company’s asset retirement obligations at December 31, 2019 and 2018 (in thousands):

	2019	2018
Balance, beginning of year	$10,375	$8,446
Liabilities incurred	2,812	2,475
Liabilities settled	(1,764)	(1,483)
Changes in estimates	(340)	597
Accretion expense (included in depreciation and amortization in the accompanying consolidated statements of operations)	361	340
Balance, end of year	$11,444	$10,375

The Company performs an evaluation of asset retirement obligations upon lease renewal or when there are indicators that the expected cash flows underlying the asset retirement obligation have changed.

The following table represents a reconciliation of the fair values of the Company’s SARs obligations at December 31, 2019 and 2018 (in thousands):

	2019	2018
Balance, beginning of year	$57,756	$52,243
Stock-based compensation	10,732	5,513
Dividend equivalent payments (see Note 10)	(5,852)	—
SARs subject to repurchase (see Note 11)	(1,315)	—
Balance, end of year	$61,321	$57,756

2. ACCOUNTING STANDARDS UPDATE

In March 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-02, Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters-Intangibles-Goodwill and Other (Subtopic 920-350). This ASU requires production costs of episodic television series to be capitalized as incurred, which aligns the guidance with the accounting for production costs of films. Additionally, this ASU requires that an entity test a film or license agreement for program material within the scope of Subtopic 920-350 for impairment at a film group level when the film or license agreement is predominantly monetized with other films and/or license agreements, and amends certain presentation and disclosure requirements. For nonpublic entities, this ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The amendments in this ASU should be applied prospectively. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework – Change to the Disclosure Requirements for Fair Value Measurements which modifies the disclosure requirements for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2019 and will not have a material impact on the consolidated financial statements.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU requires a company to recognize lease assets and liabilities arising from operating leases in the balance sheet. This ASU does not significantly change the previous lease guidance for how a lessee should recognize the recognition, measurement, and presentation of expenses and cash flows arising from a lease. Additionally, the criteria for classifying a finance lease versus an operating lease are substantially the same as the previous guidance. In July, 2018 the FASB issued ASU 2018-11, Leases (Topic 842) Targeted Improvements, which allows an entity to adopt the standard using a modified retrospective approach or by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)—Effective dates which deferred the effective date of Leases (Topic 842) for nonpublic entities until fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early application continues to be allowed. The Company plans to adopt this ASU by January 1, 2021. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customer (Topic 606): Deferral of the Effective Date, which amended the effective date of this ASU to fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted only for fiscal years beginning after December 15, 2016. Companies may use either a full retrospective or a modified retrospective approach upon adoption. The Company adopted this ASU on January 1, 2019 using the modified retrospective method. This transition method was applied to all open contracts with customers at the time of adoption. The adoption of this ASU did not have a material impact on the consolidated financial statements.

3. LIQUIDITY

At December 31, 2019, the Company had $163.7 million of cash and cash equivalents. The Company believes that its cash on hand and anticipated cash flows from operating activities will provide sufficient liquidity to fund its cash requirements for existing operations and capital expenditures for the next 12 months.

In addition, the Company has $75.0 million in available borrowing capacity under an undrawn revolving credit facility (see Note 14).

4. OTHER TRANSACTIONS

Spectrum Auction and Repack: March 30, 2017 was the formal end of bidding in the FCC incentive auction for 600 MHz UHF broadcast spectrum, and on April 13, 2017, the FCC released a public notice announcing the results. On July 21, 2017, the Company received $84.5 million in pretax proceeds for agreeing to sell the UHF spectrum of two television stations, located in Vineyard Haven, MA and Fayetteville, NC. On February 8, 2018, the Company relinquished the spectrum of the two stations to the FCC and recognized a gain of $76.6 million (included in spectrum auction and repack activities, net in the accompanying consolidated statements of operations) for the year ended December 31, 2018.

In connection with the spectrum auction, the FCC reassigned 49 of the Company's stations to new channels as part of the repack process. Congress provided the FCC with a multi-billion dollar fund to reimburse broadcasters for reasonable costs associated with the repack process. The Company expects reimbursements from the fund to cover the majority of the repack costs incurred; however, the Company cannot predict whether the fund will be sufficient to reimburse all of the Company’s repack costs. The Company accounts for reimbursements of capital expenditures from the FCC related to repack activities as an offset to the cost of the respective asset in the consolidated balance sheets. Repack expenses and reimbursements are included within spectrum auction and repack activities, net in the accompanying consolidated statements of operations.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2019 and 2018 (in thousands):

	2019	2018
Broadcasting towers and equipment	$114,186	$122,129
Buildings and leasehold improvements	33,922	29,412
Office furniture and equipment	6,945	8,300
Land and improvements	5,171	4,878
Vehicles and other	1,881	1,741
	162,105	166,460
Accumulated depreciation	(91,670)	(99,655)
Property and equipment, net	$70,435	$66,805

Depreciation expense related to property and equipment was $13.0 million and $12.4 million for the years ended December 31, 2019 and 2018, respectively.

6. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2019 and 2018 (in thousands):

		2019			2018
	Amortization periods (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
MSO relationships	12	$37,000	$(24,667)	$12,333	$37,000	$(21,583)	$15,417
Advertiser relationships	4-22	51,000	(27,090)	23,910	51,000	(25,098)	25,902
Software	2-3	2,076	(2,036)	40	2,076	(1,962)	114
Total		$90,076	$(53,793)	$36,283	$90,076	$(48,643)	$41,433

Indefinite-lived intangible assets:
FCC licenses		$190,758			$190,758
Trademarks		10,000			10,000
Total		$200,758			$200,758

Amortization expense related to intangible assets was $5.2 million and $5.4 million for the years ended December 31, 2019 and 2018, respectively.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Estimated future amortization expense is as follows for the years ending December 31 (in thousands):

2020	$5,116
2021	5,076
2022	5,076
2023	5,076
2024	1,992
Thereafter	13,947
$36,283

7. PROGRAM RIGHTS AND COMMITMENTS

Program rights consist of the following at December 31, 2019 and 2018 (in thousands):

	2019	2018
Program rights	$747,880	$670,334
Accumulated amortization	(564,825)	(480,208)
	183,055	190,126
Less: current portion	(109,338)	(104,203)
Program rights, net of current portion	$73,717	$85,923

Program rights amortization expense was $108.8 million and $103.5 million for the years ended December 31, 2019 and 2018, respectively.

At December 31, 2019, the Company’s programming contracts require collective payments by the Company of the following (in thousands):

	Programming Available for Broadcast	Programming Not Yet Available for Broadcast	Total
2020	$89,373	$753	$90,126
2021	73,625	1,788	75,413
2022	48,707	1,788	50,495
2023	30,864	1,788	32,652
2024	12,030	1,788	13,818
Thereafter	550	1,427	1,977
	$255,149	$9,332	$264,481

Of the $255.2 million of readily available program rights, $89.4 million and $165.8 million are reflected in current liabilities and noncurrent liabilities, respectively, in the accompanying consolidated balance sheets.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following at December 31, 2019 and 2018 (in thousands):

	2019	2018
Trade accounts payable and other	$17,260	$20,741
Accrued compensation and benefits	10,407	11,894
Deferred revenue	5,915	7,686
Total accounts payable and accrued liabilities	$33,582	$40,321

9. INCOME TAXES

The provision for federal and state income taxes for the years ended December 31, 2019 and 2018 is as follows (in thousands):

	2019	2018
Current:
Federal	$47,995	$45,637
State	7,930	8,723
Total current	55,925	54,360

Deferred:
Federal	(3,163)	17,094
State	(137)	1,236
Total deferred	(3,300)	18,330
Total provision	$52,625	$72,690

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Deferred tax assets and deferred tax liabilities, which reflect the tax effect of differences between financial statement carrying amounts and tax bases of assets and liabilities, are as follows at December 31, 2019 and 2018 (in thousands):

	2019	2018
Deferred tax assets:
Deferred stock-based compensation	$16,831	$15,641
Straight-line rent and asset retirement	3,937	3,671
Program rights amortization	1,040	1,975
Other assets	2,940	2,150
Net operating loss carry forwards	20,946	22,731
Valuation allowance	(18,280)	(19,825)
Total deferred tax assets	27,414	26,343

Deferred tax liabilities:
FCC licenses	(44,759)	(44,380)
Basis difference on fixed assets and certain intangible assets	(24,244)	(23,421)
Partnership interests	(1,542)	(1,536)
Deferred revenue	(15,667)	(18,623)
Other liabilities	(1,170)	(1,651)
Total deferred tax liabilities	(87,382)	(89,611)

Net deferred tax liabilities	$(59,968)	$(63,268)

The reconciliation of the income tax provision, computed at the U.S. federal statutory tax rate, to the provision for income taxes is as follows at December 31, 2019 and 2018 (in thousands):

	2019	2018
Tax provision at U.S. federal statutory tax rate	$51,031	$67,870
State income tax provision	5,868	9,734
Dividend equivalent	(5,264)	(1,963)
Effect of change in tax rates on net deferred liabilities	58	(746)
Other	932	(2,205)
Provision for income taxes	$52,625	$72,690

During the years ended December 31, 2019 and 2018, the Company recorded a provision for income taxes of approximately $52.6 million and $72.7 million, respectively.

At December 31, 2019 and 2018, the net liability for deferred income taxes was $60.0 million and $63.3 million, respectively. The deferred income tax liability is due primarily to the basis difference in the Company's FCC license intangible assets, which are not amortized for financial reporting purposes, and basis differences in other fixed and intangible assets.

A valuation allowance is required against certain state and local net operating loss carryforwards that are expected to expire unutilized. At December 31, 2019 and 2018, the state and local net operating loss carryforwards were $406.6 million and $442.1 million, respectively. The net operating loss carryforwards represented deferred tax asset balances of $20.9 million and $22.7 million at December 31, 2019 and 2018, respectively. The net operating losses have carryover periods of 3 to 20 years, which expire in years 2020 through 2037. At December 31, 2019 and 2018, a valuation allowance of $18.3 million and $19.8 million, respectively, was recorded against these deferred tax assets as it is more likely than not that the net operating loss carryforwards will expire unutilized. The net changes in the valuation allowance were a decrease of $1.5 million and $2.9 million for years ended December 31, 2019 and 2018, respectively. All other deferred tax assets are expected to be realized.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At December 31, 2019 and 2018, unrecognized tax benefits were approximately $15.6 million and $14.8 million, respectively, which primarily relate to unfavorable developments in an Internal Revenue Service (“IRS”) position.
The Company is subject to taxation in the United States, including various state and local jurisdictions. As of December 31, 2019, tax years 2015 through 2018 are subject to examination by tax authorities. With few exceptions, as of December 31, 2019, the Company is no longer subject to state, or local examinations by tax authorities for years before 2015. The Company is currently in appeals with the IRS for tax years 2013 through 2016.

10. CAPITAL STOCK

Common Stock: The Company’s amended and restated certificate of incorporation authorizes the Company to issue up to 2,080,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 100,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). At December 31, 2019 and 2018, 1,663,050 shares of Common Stock were issued and outstanding, respectively, and no shares of Preferred Stock had been issued. In October 2018, the Board of Directors of the Company authorized the repurchase of shares of its Common Stock for $27.4 million, including commissions. The repurchased shares were canceled and returned to authorized but unissued status.

The holders of the Common Stock are entitled to vote as a single class on all matters submitted to a vote of the stockholders, with each share of Common Stock entitled to one vote. Subject to the rights of the holders of Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends or other distributions (payable in cash, property or capital stock of the Company) when and if declared by the Company’s Board of Directors. The holders of Common Stock shall receive any such dividend or distribution equally on a per share basis.

The Company issued special warrants at an exercise price of $0.01 per share of Common Stock, which amount is not subject to adjustment, and expire on December 18, 2039, or earlier if certain circumstances with respect to the Company occur. Holders of special warrants do not have any rights as stockholders of the Company, including voting rights or the right to receive dividends or other distributions payable to the holders of the Common Stock. At December 31, 2019 and 2018, three special warrants were issued and outstanding, and an equal number of shares of Common Stock were reserved for issuance upon exercise of such warrants.

In December 2018, the Board of Directors of the Company declared a special cash dividend to the holders of record of the Common Stock. Cash dividends paid to common stockholders charged to accumulated deficit totaled $165.7 million and cash dividend equivalent payments charged to accumulated deficit totaled $9.4 million. In July 2019, the Board of Directors of the Company declared a special cash dividend to the holders of record of the Common Stock. Cash dividends paid to common stockholders charged to accumulated deficit totaled $552.9 million and cash dividend equivalent payments charged to accumulated deficit and stock-based compensation totaled $25.1 million and $5.9 million, respectively.

11. STOCK-BASED COMPENSATION

The Company established the 2010 Management Equity Incentive Plan (the “Equity Plan”) to further the growth and profitability of the Company. Under the Equity Plan, the Company is permitted to issue up to 160,000 shares of Common Stock pursuant to awards granted under the Equity Plan. Awards may be granted to employees, directors, and independent contractors of the Company in the form of incentive and nonqualified stock options, SARs, restricted stock, restricted stock units, performance awards and other stock-based awards, cash payments and other such forms as the Company’s Compensation Committee may determine.

During 2019 and 2018 no SARs were granted or forfeited.

During 2011 the Company awarded 35,763 SARs to members of its management other than its chief executive officer (the “Management SARs”). Each vested Management SAR gives the holder the right to receive, upon exercise, a cash payment equal to the difference between the value of a share of Common Stock at the exercise date and a specified base price. Vested Management SARs are automatically exercised only upon the earlier of a change of control event or the 10th anniversary of the date of grant. The Company is accounting for the Management SARs as liability instruments subject to mark-to-market accounting each quarter until settled. The Company has estimated the fair value of the Management SARs using an independent external valuation and recognized stock-based compensation of $6.2 million and $3.9 million for the years ended December 31, 2019 and 2018, respectively.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During 2010, the Company awarded SARs to its chief executive officer and two directors. Additionally, during 2013 and 2017, the Company awarded SARs to its chief executive officer. Each vested 2010, 2013, and 2017 SAR gives the holder the right to receive, upon exercise, the difference between the value of a share of Common Stock at the exercise date and a specified base price. The 2017 SARs include a cash repurchase feature exercisable at the Company's discretion. Vested 2010, 2013, and 2017 SARs can be exercised at any time prior to their expiration. The Company is accounting for the 2010 and 2013 SARs as equity instruments and the 2017 SARs as a liability instrument subject to mark-to-market accounting each quarter until settled due to the cash repurchase feature.

The Company estimated the fair value of the 2017 SARs using an independent external valuation and recognized stock-based compensation of $1.6 million for the year ended December 31, 2018. In December 2019, the Company served notice to exercise the repurchase feature resulting in a decrease in stock-based compensation of $1.4 million for the year ended December 31, 2019. The repurchase liability is classified in accounts payable and accrued liabilities in the accompanying consolidated balance sheets at December 31, 2019.

The following table sets forth a summary of the SARs activity:

Grant Date	SARs Granted	Grant-Date Fair Value	Vesting Period	Vesting Start
September 2017	28,000	$105.00	3 Years	January 2017
September 2013	17,445	146.98	3 Years	January 2013
July 2011	5,109	203.19	3 Years	January 2011
July 2011	30,654	319.32	3 Years	January 2010
May 2010	4,800	118.48	3 Years	May 2010
February 2010	57,960	76.10	3 Years	February 2009

The following table provides the weighted average grant-date fair value for the awards granted:

2017	$105.00
2013	146.98
2011	302.73
2010	79.34

For the years ended December 31, 2019 and 2018, the Company retained an external valuation firm to estimate the fair value of the SARs. The firm employed customary valuation methodologies to estimate the fair value of the SARs to include the following assumptions:

	2019	2018
Valuation assumptions:
Expected dividend yield	0.0%	0.0%
Expected volatility	32.5%	27.5%
Expected term (years)	2.0	2.0
Risk-free interest rate	1.6%	2.5%

At December 31, 2019, the Company had no unearned stock-based compensation remaining (all SARs are fully vested).

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of SARs activity is presented below:

	SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2018	133,749	$98.45	4.4
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Outstanding at December 31, 2018	133,749	68.66	3.4
Granted	—	—	—
Exercised	—	—	—
Subject to repurchase	(28,000)	592.32	—
Forfeited	—	—	—
Outstanding at December 31, 2019	105,749	$(198.12)	1.2

Exercisable at December 31, 2019	75,393	$242.81	1.0
Exercisable at December 31, 2018	94,060	343.16	3.2

Vested, not exercisable at December 31, 2019	30,356	$(1,293.21)	1.6
Vested, not exercisable at December 31, 2018	30,356	(960.73)	2.6

The negative Weighted Average Exercise Prices on the vested, not exercisable SARs outstanding at December 31, 2019 and 2018 reflect the reduction of the base prices of the 2011 SARs to amounts less than zero as a result of deferred special dividends.

12. COMMITMENTS AND CONTINGENCIES

Commitments: Future minimum annual payments under noncancelable contracts and operating leases for broadcasting facilities and equipment as of December 31, 2019 are as follows (in thousands):

2020	$23,456
2021	23,403
2022	19,405
2023	12,795
2024	10,852
Thereafter	43,392
$133,303

The Company incurred total operating expenses of $22.1 million and $20.9 million during the years ended December 31, 2019 and 2018, respectively, under operating leases.

Certain operating leases contain renewal terms, escalation clauses, rent concessions and leasehold improvement incentives. For operating leases that contain renewal terms, the Company does not assume renewal terms until they are committed. For leases with escalation clauses, rent expense is recognized on a straight-line basis unless the straight-line expense does not differ significantly from contractual terms. Rent concessions are recognized on a straight-line basis as a reduction of rental expense over the lease term. Leasehold improvement incentives are recognized over the shorter of the remaining term or useful life.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Certain operating leases contain provisions that constitute an asset retirement obligation, mainly as a result of towers on which the Company leases space for broadcast antennas and ground leases where the Company has constructed broadcast towers and installed related equipment. These leases require the Company to remove all of its equipment from the leased property upon the termination of the lease and, in certain cases, require the Company to restore the property to its original condition upon the termination of the lease.

Litigation: The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of management, the ultimate resolution of those matters, which are presently pending, will not have a material effect on the Company’s consolidated financial position or results of operations and cash flows.

13. TRANSACTIONS WITH RELATED PARTIES

The Company reimburses its majority stockholder for certain expenses in connection with the maintenance of the stockholder’s organizational structure and other administrative costs. During the years ended December 31, 2019 and 2018, the Company incurred no reimbursable expenses.

14. CREDIT FACILITY

On December 18, 2013, the Company and all of its subsidiaries entered into a Credit Agreement (the “Agreement”) with J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Bank, and the other lenders party thereto whereby the Company borrowed $720.0 million (excluding any original issue discount) under a senior secured term loan that matures in December 2020. On December 1, 2014, the parties amended the Agreement and the Company borrowed an additional $150.4 million (excluding any original issue discount) under the senior secured term loan. On December 2, 2016, the parties amended the Agreement and the Company borrowed an additional $250.0 million (excluding any original issue discount) under the senior secured term loan. On June 2, 2017 and December 14, 2017, the parties amended the Agreement, thereby reducing the applicable margin rate on the senior secured term loan. On July 25, 2019, the Company amended the Agreement, with Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Issuing Bank, and borrowed an additional $360.0 million (excluding any original issue discount) under the senior secured term loan and extended the maturity date to December 18, 2024. The Agreement also includes a $75.0 million revolving credit facility that was extended and matures on September 18, 2024.

Term loan borrowings bear interest, at the Company’s option, at either (a) a base rate (defined as the highest of the rate of interest quoted by the Wall Street Journal as the prime rate, the Federal Funds Rate plus 1/2 of 1% and one-month LIBOR plus 1%) or (b) LIBOR, plus in each case a certain margin. Revolving credit facility borrowings bear interest, at the Company’s option, at the same rates except that the margin varies depending on a leverage ratio. Commitment fees are payable on the unused revolving loan commitment at the rate of 0.50% per annum (0.25% if a leverage ratio is below a certain threshold), payable quarterly. Borrowings are guaranteed by all of the Company's direct and indirect subsidiaries and are secured by a first priority security interest on all of the Company's and the guarantors' respective assets.

Under the Agreement, the Company is required to comply with financial covenants that provide for a maximum net leverage ratio and a minimum interest coverage ratio if and when the Company has outstanding borrowings under the revolving credit facility. The Company has no borrowings outstanding under the revolving credit facility. As of the date the financial statements were available to be issued, the outstanding balance of the term loan under the Agreement was $1,362.2 million. Loan origination and issuance costs are amortized to interest expense over the life of the term loan. The Agreement requires quarterly repayments of principal in the amount of $3.4 million beginning December 31, 2019 and continuing until maturity of the loan. The Agreement also requires the Company to calculate excess cash flow, which may require additional principal repayments. An excess cash flow payment of $32.1 million was paid in April 2018, which was treated as a prepayment of principal. Additionally, in December 2018, the Company made an optional prepayment of principal of $39.0 million.

ION MEDIA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Future required principal repayments are as follows at December 31, 2019 (in thousands):

2020	$13,656
2021	13,656
2022	13,656
2023	13,656
2024	1,307,597
Outstanding balance	1,362,221
Less:
Loan discount and issuance costs, net	(18,427)
Current portion	(13,656)
Long-term debt, less current portion and deferred financing costs	$1,330,138

15. SUBSEQUENT EVENTS

The Company did not identify any material subsequent events between December 31, 2019 and March 25, 2020.